HALLIBURTON ANNUAL PERFORMANCE PAY PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2019

INDEX

Page No.
Article I PURPOSE                                            1
Article II DEFINITIONS                                        1
2.1    Definitions                                            1
2.2    Number                                            4
2.3    Headings                                            4
Article III PARTICIPATION                                        4
3.1    Participants                                            4
3.2    Partial Plan Year Participation                                4
3.3    No Right to Participate                                    5
3.4    Plan Exclusive                                        5
3.5    Consent to Dispute Resolution                                5
Article IV ADMINISTRATION                                    5
Article V REWARD DETERMINATIONS                                6
5.1    Performance Measures                                    6
5.2    Performance Requirements                                    6
5.3    Reward Determinations                                    6
5.4    Reward Opportunities                                    6
5.5    Discretionary Adjustments                                    6
5.6    Discretionary Bonuses                                    6
Article VI DISTRIBUTION OF REWARDS                                6
6.1    Form and Timing of Payment                                6
6.2    Elective Deferral                                        7
6.3    Tax Withholding                                        7
Article VII TERMINATION OF EMPLOYMENT                            7
7.1    Termination of Service During Plan Year                            7
7.2    Termination of Service After End of Plan Year But Prior to the Payment Date        7
Article VIII RIGHTS OF PARTICIPANTS AND BENEFICIARIES                8
8.1    Status as a Participant or Beneficiary                            8
8.2    Employment                                            8
8.3    Nontransferability                                        8

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8.4    Nature of Plan                                        8
Article IX CORPORATE CHANGE                                    9
Article X AMENDMENT AND TERMINATION                            9
Article XI MISCELLANEOUS                                    9
11.1    Governing Law                                        9
11.2    Severability                                            9
11.3    Successor                                            9
11.4    Section 409A of the Code                                    9
11.5    Effective Date                                     10

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HALLIBURTON
ANNUAL PERFORMANCE PAY PLAN
The Compensation Committee of Directors of Halliburton Company, having heretofore established the Halliburton Annual Performance Pay Plan (formerly known as the Annual Reward Plan), pursuant to the provisions of Article X of said Plan, hereby amends and restates said Plan to be effective in accordance with the provisions of Section 11.5 hereof.
Article I
PURPOSE
The purpose of the Halliburton Annual Performance Pay Plan (the “Plan”) is to reward management and other key employees of the Company and its Affiliates for improving financial results which drive the creation of value for shareholders of the Company and thereby, serve to attract, motivate, reward and retain high caliber employees required for the success of the Company. The Plan provides a means to link total and individual cash compensation to Company performance, as measured by Cash Value Added (“CVA”), a demonstrated driver of shareholder value, and, where appropriate, additional performance measures which drive CVA.
Article II
DEFINITIONS
2.1    Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.
“Administrative Committee” shall mean administrative committee appointed by the Compensation Committee to administer certain aspects of the Plan.
“Affiliate” shall mean a Subsidiary of the Company or a division or designated group of the Company or a Subsidiary.
“Base Salary” shall mean the base salary of a Participant in effect on January 1 of a Plan Year.
“Beneficiary” shall mean the person, persons, trust or trusts entitled by Will or the laws of descent and distribution to receive the benefits specified under the Plan in the event of the Participant’s death prior to full payment of a Reward.
“Board of Directors” shall mean the Board of Directors of the Company.
“Cause” shall have the meaning set forth in the Participant’s Employment Agreement, or, if there is no Employment Agreement or the Employment Agreement does not define “Cause,” “Cause” shall mean (i) conduct involving fraud or misuse of the funds or other property of the Company, (ii) gross negligence or willful misconduct in the performance of duties, (iii) indictment of a felony, or a misdemeanor involving moral turpitude or (iv) material violation of Company policy, including the Company’s Code of Business Conduct.
“CEO” shall mean the Chief Executive Officer of the Company.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Committee” shall mean the Compensation Committee of Directors of the Company, appointed by the Board of Directors from among its members, no member of which shall be an employee of the Company or a Subsidiary.
“Common Stock” shall mean the common stock, par value $2.50 per share of Halliburton Company.
“Company” shall mean Halliburton Company and its successors.
“Company CVA” shall mean CVA calculated on a consolidated basis.
“Corporate Change” shall have the meaning ascribed thereto under the Stock and Incentive Plan.
“CVA” shall mean net operating profit after tax less a capital charge, calculated in accordance with the criteria and guidelines set forth in the Corporate Policy entitled “Cash Value Added (CVA),” as in effect at the time any such calculation is made.
“CVA Drivers” shall mean such additional performance measures (either objective or subjective) as may be approved by the CEO from time to time to reinforce key operating and strategic goals important to the Company and its business units. Particular CVA Drivers may vary from business unit to business unit and from Participant to Participant within a particular business unit as deemed appropriate according to the needs of the applicable business unit.
“Dispute Resolution Program” shall mean the Halliburton Dispute Resolution Plan.
“Employment Agreement” shall mean a written and active executive agreement between the Company, Halliburton Energy Services, Inc. or Halliburton Worldwide Resources, LLC and a Participant who is an Officer, and addressing the terms and conditions of the Participant’s employment, and shall include such agreements pertaining to at-will employment.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Good Reason” shall have the meaning set forth in the Participant’s Employment Agreement. If a Participant does not have an Employment Agreement or a Participant’s Employment Agreement does not define “Good Reason” or a similar voluntary constructive termination right, such Participant shall not have a right to terminate for Good Reason under this Plan.
“Key Employees” shall mean regular, full‑time employees of the Company or an Affiliate below the Officer level.

“Officer” shall mean employees who are classified by the Company in an executive level job code.
“Participant” shall mean any active employee of the Company or an Affiliate who participates in the Plan pursuant to the provisions of Article III hereof. An employee shall not be eligible to participate in the Plan while on a leave of absence.
“Participant Category” shall mean a grouping of Participants determined in accordance with the applicable provisions of Article III.
“Payment Date” shall mean, with respect to a particular Plan Year, March 15, or such earlier date as determined by the Committee, of the year next following the end of such Plan Year.
“Performance Goals” shall mean, for a particular Plan Year, established levels of applicable Performance Measures.
“Performance Measures” shall mean the criteria used in determining Performance Goals for particular Participant Categories, which may include one or more of the following: Company CVA and CVA Drivers.
“Plan” shall mean the Halliburton Annual Performance Pay Plan as amended and restated herein as of February 13, 2019, but effective as provided in Section 11.5 hereof, and as the same may thereafter be amended from time to time.
“Plan Year” shall mean the twelve-month calendar year ending December 31.
“Protected Period” means the period beginning on the date of the public announcement of a transaction that, if consummated, would result in a Corporate Change and ending on the date that is the earlier of (i) the announcement of the termination of the proposed transaction or (ii) two years after the consummation of such transaction.
“Qualifying Termination” shall mean a Participant’s termination of service during a Protected Period due to involuntary termination without Cause, voluntary termination for Good Reason, death or disability.
“Reward” shall mean the dollar amount of incentive compensation payable to a Participant under the Plan for a Plan Year determined in accordance with Section 5.3.
“Reward Opportunity” shall mean, with respect to each Participant Category, incentive reward payment amounts, expressed as a percentage of Base Salary, which corresponds to various levels of pre‑established Performance Goals, determined pursuant to the Reward Schedule.
“Reward Schedule” shall mean the schedule which aligns the level of achievement of applicable Performance Goals with Reward Opportunities for a particular Plan Year, such that the level of achievement of the pre‑established Performance Goals at the end of such Plan Year will determine the actual Reward.
“Senior Executive” shall mean those employees of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended.

“Stock and Incentive Plan” shall mean the Company’s Stock and Incentive Plan, as amended from time to time.
“Subsidiary” means a company (whether a corporation, partnership, joint venture or other form of entity) in which the Company or a corporation in which the Company owns a majority of the shares of capital stock, directly or indirectly, owns a greater than 20% equity interest.
2.2    Number. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular.
2.3    Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between headings and the text of the Plan, the text shall control.
Article III
PARTICIPATION
3.1    Participants. Active employees who are Senior Executives as of the beginning of each Plan Year shall be Participants for such Plan Year. In addition, such other Officers and Key Employees as may be designated annually as Participants by the CEO prior to the last day of March each Plan Year shall be Participants for such Plan Year.
3.2    Partial Plan Year Participation. If, after the beginning of a Plan Year, an employee who was not previously a Participant for such Plan Year (i) is newly appointed or elected as a Senior Executive or (ii) returns to active employment as a Senior Executive following a leave of absence, such employee shall become a Participant effective with such appointment or election or return to active service, as the case may be, for the balance of the Plan Year, on a prorated basis, with approval of the Committee, provided no participation pursuant to this provision shall be approved after September 30th of the Plan Year. If, after the beginning of the Plan Year, (i) a person is newly elected or appointed as an Officer (other than a Senior Executive) or is newly hired, promoted or transferred into a position in which he or she is a Key Employee, or (ii) an employee who was not previously a Participant for such Plan Year returns to active employment as an Officer (other than a Senior Executive) or a Key Employee following a leave of absence, the CEO, or his or her delegate, may designate such person as a Participant for the pro rata portion of such Plan Year beginning on the first day of the month following such designation, provided no participation pursuant to this provision shall be approved after September 30th of the Plan Year.
If an employee who has previously been designated as a Participant for a particular Plan Year takes a leave of absence during such Plan Year, all of such Participant’s rights to a Reward for such Plan Year shall be forfeited, unless the Committee (with respect to a Participant who is a Senior Executive) or the CEO (with respect to any other Participant) shall determine that such Participant’s Reward for such Plan Year shall be prorated based upon that portion of the Plan Year during which he or she was an active Participant, in which case the prorated portion of the Reward shall be paid in accordance with the provisions of Section 6.1.
Each Participant shall be assigned to a Participant Category at the time he or she becomes a Participant for a particular Plan Year. If a Participant thereafter incurs a change in status due to promotion, demotion, reassignment or transfer, (i) the Committee, in the case of the CEO or other Senior Executive, or (ii) the CEO, or his or her delegate, in the case of any other Participant, may approve such adjustment in such Participant’s Reward Opportunity as deemed appropriate under the circumstances (including termination of participation in the Plan for the remainder of the Plan Year), such adjustment to be made on a pro rata basis for the balance of the Plan Year effective with the first day of the month following such approval, unless some other effective date is specified. All such approvals shall be documented in writing and filed with the Plan records for the applicable Plan Year.
3.3    No Right to Participate. Except as provided in Sections 3.1 and 3.2, no Participant or other employee of the Company or an Affiliate shall, at any time, have a right to participate in the Plan for any Plan Year, notwithstanding having previously participated in the Plan.
3.4    Plan Exclusive. No employee shall simultaneously participate in this Plan and in any other short‑term incentive plan of the Company or an Affiliate unless such employee’s participation in such other plan is approved by the CEO, or his or her delegate.
3.5    Consent to Dispute Resolution. Participation in the Plan constitutes consent by the Participant to be bound by the terms and conditions of the Dispute Resolution Program which in substance requires that all disputes arising out of or in any way related to employment with the Company or its Affiliates, including any disputes concerning the Plan, be resolved exclusively through such program, which includes binding arbitration as the last step.
Article IV
ADMINISTRATION
Each Plan Year, the Committee shall establish the basis for payments under the Plan in relation to given Performance Goals, as more fully described in Article V hereof, and, following the end of each Plan Year, determine the actual Reward payable for each Participant Category. The Committee is authorized to construe and interpret the Plan, to prescribe, amend and rescind rules, regulations and procedures relating to its administration and to make all other determinations necessary or advisable for administration of the Plan. The CEO shall have such authority as is expressly provided in the Plan. In addition, as permitted by law, the Committee and the CEO may delegate such of their respective authority granted under the Plan as deemed appropriate; provided, however, that (i) the Committee may not delegate its authority with respect to matters relating to the CEO and other Senior Executives and (ii) the Committee and the CEO may not delegate their respective authority under Article V hereof. Decisions of the Committee and the CEO, or their respective delegates, in accordance with the authority granted hereby or delegated pursuant hereto shall be conclusive and binding. Subject only to compliance with the express provisions hereof, the Committee, the CEO and their respective delegates may act in their sole and absolute discretion with respect to matters within their authority under the Plan.

Article V
REWARD DETERMINATIONS
5.1    Performance Measures. CVA shall be the primary Performance Measure in determining Performance Goals for any Plan Year. In addition, appropriate CVA Drivers applicable to particular Participants may also be used as Performance Measures.
5.2    Performance Requirements. Prior to the last day of February of each Plan Year, (i) the Committee shall approve the Performance Goals and the CEO shall approve appropriate CVA Drivers applicable to certain Participants and (ii) the Committee shall establish a Reward Schedule which aligns the level of achievement of applicable Performance Goals with Reward Opportunities, such that the level of achievement of the pre‑established Performance Goals at the end of the Plan Year will determine the actual Reward.
5.3    Reward Determinations. After the end of each Plan Year, (i) the Committee shall determine the extent to which the Performance Goals (other than CVA Drivers) have been achieved and (ii) the CEO shall determine the extent to which the applicable CVA Drivers have been achieved, and the amount of the Reward shall be computed for each Participant in accordance with the Reward Schedule.
5.4    Reward Opportunities. The established Reward Opportunities may vary in relation to the Participant Categories and within the Participant Categories. In the event a Participant changes Participant Categories during a Plan Year, the Participant’s Reward Opportunities shall be adjusted in accordance with the applicable provisions of Section 3.2.
5.5    Discretionary Adjustments. Once established, Performance Goals will not be changed during the Plan Year. However, if the Committee, in its sole and absolute discretion, determines that there has been (i) a change in the business, operations, corporate or capital structure, (ii) a change in the manner in which business is conducted or (iii) any other material change or event which will impact one or more Performance Goals in a manner the Committee did not intend, then the Committee may, reasonably contemporaneously with such change or event, make such adjustments as it shall deem appropriate and equitable in the manner of computing the relevant Performance Measures applicable to such Performance Goal or Goals for the Plan Year; provided, however, that the CEO shall be authorized, subject to the review and oversight of the Committee, to make adjustments in the manner of computing one or more CVA Drivers if, when evaluated in accordance with the standards set forth in the preceding sentence, he or she shall deem such adjustments to be appropriate and equitable.
5.6    Discretionary Bonuses. Notwithstanding any other provision contained herein to the contrary, the Committee may, in its sole discretion, make such other or additional bonus payments to a Participant as it shall deem appropriate.
Article VI
DISTRIBUTION OF REWARDS
6.1    Form and Timing of Payment. Except as otherwise provided below, the amount of each Reward shall be paid in cash on the Payment Date. In the event of termination of a Participant’s employment prior to the Payment Date for any reason other than death (in which case payment shall be made in accordance with the applicable provisions of Article VII), the amount of any Reward (or prorated portion thereof) payable pursuant to the provisions of Sections 7.1 or 7.2 shall be paid in cash on the Payment Date.
6.2    Elective Deferral. Nothing herein shall be deemed to preclude a Participant’s election to defer receipt of a percentage of his or her Reward beyond the time such amount would have been payable hereunder pursuant to the Halliburton Elective Deferral Plan or other similar plan.
6.3    Tax Withholding. The Company or employing entity through which payment of a Reward is to be made shall have the right to deduct from any payment hereunder any amounts that Federal, state, local or foreign tax laws require with respect to such payments.
Article VII
TERMINATION OF EMPLOYMENT
7.1    Termination of Service During Plan Year. In the event a Participant’s employment is terminated prior to the last business day of a Plan Year for any reason other than death, approved retirement (normal or early) or disability (as determined by the CEO or his or her delegate), all of such Participant’s rights to a Reward for such Plan Year shall be forfeited, unless the Committee (with respect to a Participant who was the CEO or other Senior Executive) or the CEO (with respect to any other Participant) shall determine that such Participant’s Reward for such Plan Year shall be prorated based upon that portion of the Plan Year during which he or she was a Participant, in which case the prorated portion of the Reward shall be paid in accordance with the provisions of Section 6.1. In the case of death during the Plan Year, the prorated amount of such Participant’s Reward, if any, shall be paid to the Participant’s estate, or if there is no administration of the estate, to the heirs at law, on the Payment Date, or as soon thereafter as practicable. In the case of a Participant’s disability or approved retirement (normal or early), the prorated amount of a Participant’s Reward shall be paid in accordance with the provisions of Section 6.1. The amount payable pursuant to this Section 7.1 shall be prorated through the end of the month of termination of employment.
7.2    Termination of Service After End of Plan Year But Prior to the Payment Date. If a Participant’s employment is terminated after the end of the applicable Plan Year, but prior to the Payment Date, for any reason other than termination for Cause, the amount of any Reward applicable to such Plan Year shall be paid to the Participant in accordance with the provisions of Section 6.1, except in the case of death, in which case the amount of the Reward then unpaid shall be paid to such Participant’s estate, or if there is no administration of the estate, to the heirs at law, as soon as practicable.
If a Participant’s employment is terminated for Cause, all of such Participant’s rights to a Reward applicable to such Plan Year shall be forfeited.

Article VIII
RIGHTS OF PARTICIPANTS AND BENEFICIARIES
8.1    Status as a Participant or Beneficiary. Neither status as a Participant or Beneficiary shall be construed as a commitment that any Reward will be paid or payable under the Plan.
8.2    Employment. Nothing contained in the Plan or in any document related to the Plan or to any Reward shall confer upon any Participant any right to continue as an employee or in the employ of the Company or an Affiliate or constitute any contract or agreement of employment for a specific term or interfere in any way with the right of the Company or an Affiliate to reduce such person’s compensation, to change the position held by such person or to terminate the employment of such person, with or without cause.
8.3    Nontransferability. No benefit payable under, or interest in, this Plan may be sold, assigned, pledged, exchanged, hypothecated, encumbered, disposed of, or otherwise transferred, except by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Code or Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or similar order. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of a benefit payable under, or interest in, this Plan or of such rights contrary to the provisions of the Plan, the benefit payable under, or interest in, this Plan and such rights shall immediately become null and void.
8.4    Nature of Plan. No Participant, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company or any Affiliate by reason of any Reward hereunder. There shall be no funding of any benefits which may become payable hereunder. Nothing contained in the Plan (or in any document related thereto), nor the creation or adoption of the Plan, nor any action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or an Affiliate and any Participant, Beneficiary or other person. To the extent that a Participant, Beneficiary or other person acquires a right to receive payment with respect to a Reward hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company or other employing entity, as applicable. All amounts payable under the Plan shall be paid from the general assets of the Company or employing entity, as applicable, and no special or separate fund or deposit shall be established and no segregation of assets shall be made to assure payment of such amounts. Nothing in the Plan shall be deemed to give any employee any right to participate in the Plan except in accordance herewith.

Article IX
CORPORATE CHANGE
With respect to a Corporate Change that occurs after the end of a Plan Year but prior to the Payment Date, a Participant shall be entitled to an immediate cash payment equal to the Reward earned for such Plan Year. Notwithstanding any provisions of the Plan to the contrary, in the event of a Participant’s Qualifying Termination, as of the date of the Participant’s termination of service all performance measures upon which an outstanding Reward Opportunity is contingent shall be deemed achieved and the Participant shall receive a payment equal to the target amount of the Reward Opportunity he or she would have been entitled to receive, without proration. Notwithstanding the foregoing, settlement of Rewards will be delayed until the scheduled payment date to the extent required to comply with Section 409A of the Code. The term “Qualifying Termination” will apply with respect to any Reward Opportunity for a Plan Year beginning on or after January 1, 2019.
Article X
AMENDMENT AND TERMINATION
Notwithstanding anything herein to the contrary, the Committee may, at any time, terminate or, from time to time amend, modify or suspend the Plan; provided, however, that, without the prior consent of the Participants affected, no such action may adversely affect any rights or obligations with respect to any Rewards theretofore earned for a particular Plan Year, whether or not the amounts of such Rewards have been computed and whether or not such Rewards are then payable.
Article XI
MISCELLANEOUS
11.1    Governing Law. The Plan and all related documents shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof, except to the extent preempted by federal law. The Federal Arbitration Act shall govern all matters with regard to arbitrability.
11.2    Severability. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.
11.3    Successor. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
11.4    Section 409A of the Code. It is intended that the provisions of this Plan satisfy the requirements of Section 409A of the Code and that the Plan be operated in a manner consistent with such requirements to the extent applicable. Therefore, the Committee may make adjustments to the Plan and may construe the provisions of the Plan in accordance with the requirements of Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if a Participant is a “specified employee”

within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment under the Plan is deferred compensation that is paid as a result of the Participant’s separation from service with the Company (other than death), such amount shall be payable on the first to occur of (i) the date that is six months after the Participant’s termination, (ii) the date of the Participant’s death, or (iii) such earlier date that otherwise complies with the requirements of Section 409A of the Code.
11.5    Effective Date. This amendment and restatement of the Plan was approved by the Board on February 13, 2019. If the stockholders of the Company approve the Amended and Restated Stock and Incentive Plan at the 2019 Annual Meeting, the Plan as amended and restated herein shall become effective as of January 1, 2019 and shall remain in effect until such time as it may be terminated or amended pursuant to Article X. If the stockholders of the Company fail to approve the Amended and Restated Stock and Incentive Plan at the 2019 Annual Meeting, the Plan as amended and restated herein shall not become effective, and the Plan in its form prior to this amendment and restatement shall continue in effect.